THIRD SUPPLEMENTAL INDENTURE

This Third Supplemental Indenture (this "Supplemental Indenture"), dated June 1, 2007, among Monitronics International, Inc., a Texas corporation (the "Company"), each of the entities identified on the signature pages hereto as a Guarantor (the "Guarantors") and The Bank of New York Trust Company, N.A., as trustee under the Indenture referred to below (the "Trustee").

RECITALS

WHEREAS, the Company and the Guarantors have heretofore executed and delivered to the Trustee an indenture (the "Indenture"), dated as of August 25, 2003, as supplemented, providing for the issuance of 11 3/4% Senior Subordinated Notes due 2010 (the "Notes");

WHEREAS, there are now outstanding under the Indenture Notes in the aggregate principal amount of $160,000,000;

WHEREAS, Section 9.02(a) of the Indenture provides that the Company, the Guarantors and the Trustee may, with the consent of the Holders (as defined in the Indenture) of a majority in aggregate principal amount of the outstanding Notes (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), amend or supplement the Indenture, subject to certain limitations set forth in the Indenture;

WHEREAS, the Company has offered to purchase for cash any and all of the outstanding Notes upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated May 18, 2007, as the same may be amended, supplemented or modified (the "Offer to Purchase");

WHEREAS, the Company desires to amend certain provisions of the Indenture as set forth in Section 1 of this Supplemental Indenture (the "Proposed Amendments");

WHEREAS, the Holders of a majority in aggregate principal amount of the outstanding Notes have duly consented to the Proposed Amendments;

WHEREAS, the Company has filed with the Trustee in the manner contemplated by the Indenture evidence of the consent of a majority in aggregate principal amount of the outstanding Notes to the Proposed Amendments effected by this Supplemental Indenture; and

WHEREAS, pursuant to Section 9.06 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

AGREEMENT

NOW THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, each Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. Amendments to the Indenture. Upon written notification to the Trustee by the Company that it has accepted for purchase and payment pursuant to the Offer to Purchase all of the Notes validly tendered on or prior to midnight, New York City time, on June 15, 2007 unless extended or earlier terminated by the Company pursuant to the Offer to Purchase and any amendments, modifications of supplements thereto and delivery of the Officers' Certificate and Opinion of Counsel pursuant to Sections 9.02(c), 9.06, 12.04 and 12.05 of the Indenture, then automatically (without further act by any person), with respect to the Notes and the Indenture:

(a) The following covenants and other provisions of the Indenture shall be deleted or modified as indicated below (all section references are as they appear in the Indenture):

    modify Section 3.01 to read in its entirety as follows:

"Section 3.01. Notices to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it shall furnish to the Trustee, at least three Business Days but not more than 60 days before a redemption date, an Officers' Certificate setting forth (i) the clause of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed and (iv) the redemption price."

    modify Section 3.02 to read in its entirety as follows:

"Section 3.02. Selection of Notes to Be Redeemed.

(a) If less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes to be redeemed among the Holders of the Notes in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis, by lot or in accordance with any other method the Trustee considers fair and appropriate. In the event of partial redemption by lot, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, not less than three Business Days nor more than 60 days prior to the redemption date by the Trustee from the outstanding Notes not previously called for redemption.

(b) The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount at maturity thereof to be redeemed. No Notes in amounts of $1,000 or less shall be redeemed in part. Notes and portions of Notes selected shall be in amounts of $1,000 or whole multiples of $1,000; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption."

    modify Section 3.03 to read in its entirety as follows:

"Section 3.03. Notice of Redemption.

(a) At least three Business Days but not more than 60 days before a redemption date, the Company shall mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address.

The notice shall identify the Notes to be redeemed and shall state:

(i) the redemption date;

(ii) the redemption price (including the Applicable Premium, if any);

(iii) if any Note is being redeemed in part, the portion of the principal amount at maturity of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion of the original Note shall be issued in the name of the Holder thereof upon cancellation of the original Note;

(iv) the name and address of the Paying Agent;

(v) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price and become due on the date fixed for redemption;

(vi) that, unless the Company defaults in making such redemption payment, interest, if any, on Notes called for redemption ceases to accrue on and after the redemption date;

(vii) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(viii) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

(b) At the Company's request, the Trustee shall give the notice of redemption in the Company's name and at its expense; provided, however, that the Company shall have delivered to the Trustee, at least five Business Days prior to the redemption date, an Officers' Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph. The notice, if mailed in the manner provided herein shall be presumed to have been given, whether or not the Holder receives such notice."

    modify Section 3.07 to read in its entirety as follows:

"Section 3.07. Optional Redemption.

(a) Except as set forth in clause (b) and (c) of this Section 3.07, the Company shall not have the option to redeem the Notes pursuant to this Section 3.07 prior to September 1, 2007. Thereafter, the Company may redeem all or a part of the Notes upon not less than three Business Days nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on September 1 of the years indicated below (subject to the right of Holders on the relevant record date to receive interest and Liquidated Damages due on the related interest payment date):

Year	Percentage
2007.................................	108.000%
2008.................................	102.938%
2009.................................	100.000%

(b) At any time prior to September 1, 2006, the Company may redeem up to 25% of the aggregate principal amount of Notes issued under this Indenture (including Additional Notes, if any, issued subsequent to the Closing Date) at a redemption price equal to 111.750% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of one or more offerings of Capital Stock (other than Disqualified Stock) of the Company or of a Holding Company (to the extent, in the case of a Holding Company, that the net cash proceeds thereof are used to purchase Capital Stock (other than Disqualified Stock), or are contributed to the common equity capital, of the Company); provided that (A) at least 75% of the aggregate principal amount of the Notes remain outstanding immediately after the occurrence of such redemption, excluding Notes held by the Company and its Subsidiaries; and (B) the redemption must occur within 90 days of the date of the closing of such offering.

(c) In addition, at any time prior to September 1, 2007, the Company may redeem all or part of the Notes upon not less than three Business Days' nor more than 60 days' notice at a redemption price equal to the sum of (i) the principal amount thereof, plus (ii) accrued and unpaid interest and Liquidated Damages, if any, to the applicable date of redemption, plus (iii) the Applicable Premium.

(d) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof."

    delete Section 3.08-Repurchase Offers;

    delete Section 4.03-Commission Reports;

    delete Section 4.04-Compliance Certificate;

    delete Section 4.05-Taxes;

    delete Section 4.06-Stay, Extension and Usury Laws;

    delete Section 4.07-Limitation on Restricted Payments;

    delete Section 4.08-Limitation on Restrictions on Distributions from Restricted Subsidiaries;

    delete Section 4.09-Limitation on Debt and Issuance of Disqualified Stock;

    delete Section 4.10-Limitation on Asset Sales;

    delete Section 4.11-Limitation on Transactions with Affiliates;

    delete Section 4.12-Limitation on Liens;

    delete Section 4.13-Limitation on Business Activities;

    delete Section 4.14-Repurchase at the Option of Holders Upon a Change of Control;

    delete Section 4.15-Limitation on Issuances and Sales of Equity Interests in Restricted Subsidiaries;

    delete Section 4.16-Payments for Consents;

    modify Section 4.17 to read in its entirety as follows:

"Section 4.17 Additional Note Guarantees

.

(a) [INTENTIONALLY OMITTED]

(b) [INTENTIONALLY OMITTED]

(c) A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless:

(i) [INTENTIONALLY OMITTED]

(ii) either:

(A) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) is a corporation, partnership, limited liability company or business trust organized or existing under the laws of the United States, any state thereof or the District of Columbia and assumes all the obligations of that Guarantor under the Indenture, its Note Guarantee and the Registration Rights Agreement pursuant to a supplemental indenture satisfactory to the Trustee; or

(B) [INTENTIONALLY OMITTED]

(d) The Note Guarantee of a Guarantor will be released:

(i) in connection with any sale of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company; or

(ii) if the Company properly designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary."

    delete Section 4.18-No Senior Subordinated Debt;

    modify Section 5.01 to read as follows:

"Section 5.01 Merger, Consolidation or Sale of Assets.

(a) The Company shall not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless:

(i) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, partnership, limited liability company or business trust organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(ii) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes and this Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee;

(iii) [INTENTIONALLY OMITTED]

(iv) [INTENTIONALLY OMITTED]"

    modify Section 6.01 to read in its entirety as follows:

"Section 6.01 Events of Default

.

(a) Each of the following constitutes an "Event of Default" under this Indenture:

            default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes (whether or not prohibited by Article Ten hereof);

            default in payment when due of the principal of, or premium, if any, on the Notes (whether or not prohibited by Article Ten hereof);

            failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under Section 5.01;

            (iv) [INTENTIONALLY OMITTED]

            (v) [INTENTIONALLY OMITTED]

            (vi) [INTENTIONALLY OMITTED]

            (vii) default by any Guarantor that is a Significant Subsidiary or by a group of Guarantors that, taken together, would be a Significant Subsidiary in the performance of any covenant set forth in its or their Note Guarantee(s), written repudiation by any Guarantor that is a Significant Subsidiary of its obligations under its Note Guarantee or by a group of Guarantors that, taken together, would be a Significant Subsidiary of their Note Guarantees, or the judicial determination that any Note Guarantee is unenforceable against a Guarantor that is a Significant Subsidiary or against a group of Guarantors that, taken together, would constitute a Significant Subsidiary;

            (viii) the Company or any Significant Subsidiary of the Company (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary) pursuant to or within the meaning of Bankruptcy Law:

                  commences a voluntary case,

                  consents to the entry of an order for relief against it in an involuntary case,

                  makes a general assignment for the benefit of its creditors, or generally is not paying its debts as they become due; or

(ix) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary (or Restricted Subsidiaries that together would constitute a Significant Subsidiary), in an involuntary case; or

(B) appoints a custodian of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary (or Restricted Subsidiaries that together would constitute a Significant Subsidiary) or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary (or Restricted Subsidiaries that together would constitute a Significant Subsidiary), or

(C) orders the liquidation of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary (or Restricted Subsidiaries that together would constitute a Significant Subsidiary);

and the order or decree remains unstayed and in effect for 60 consecutive days."

    modify Section 6.02-Acceleration (delete clause (b) relating to Section 6.01(a)(v), which is being deleted);

    modify Section 8.04 to read in its entirety as follows:

"Section 8.04 Conditions to Legal or Covenant Defeasance

.

(a) The following shall be the conditions to the application of either Section 8.02 or 8.03 hereof to the outstanding Notes:

(i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(ii) [INTENTIONALLY OMITTED]

(iii) [INTENTIONALLY OMITTED]

(iv) [INTENTIONALLY OMITTED]

(v) [INTENTIONALLY OMITTED]

(vi) [INTENTIONALLY OMITTED]

(vii) [INTENTIONALLY OMITTED]

(viii) the Company must deliver to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with."

    modify Section 9.01 to read in its entirety as follows:

"Section 9.01 Without Consent of Holders of Notes

.

(a) Notwithstanding Section 9.02 of this Indenture, the Company, the Guarantors, and the Trustee may amend or supplement this Indenture or the Notes without the consent of any Holder of a Note:

(i) to cure any ambiguity, omission, defect or inconsistency;

(ii) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(iii) to provide for the assumption of the Company's or any Guarantor's obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company's or such Guarantor's assets;

(iv) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under this Indenture of any such Holder in any material respect;

(v) to comply with requirements of the Commission in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act; or

(vi) to reflect the release of any Guarantor from its Note Guarantee.

(b) Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon receipt by the Trustee of any documents requested under Section 7.02(b) hereof, the Trustee shall join with the Company in the execution of any amended or supplemental Indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental Indenture that affects its own rights, duties or immunities under this Indenture or otherwise."

    modify Section 9.02-With Consent of Holders (delete clause (e)(ix) in its entirety and delete from clause (e)(ii) the phrase "(except as would otherwise be permitted under this Section 9.02(e)(ix))" relating to Section 9.02(e)(ix), which is being deleted);

    modify Section 10.03-Default on Designated Senior Debt (delete from clause (c)(ii) the phrase "and other than as a result of any purchase or repurchase of the Notes under Section 4.10 or 4.14 to the extent such repurchase is prohibited by Section 10.14" relating to Sections 4.10 and 4.14, which are being deleted);

    modify Section 10.13-Payment (delete the phrase "or Section 4.10 or Section 4.14" relating to Sections 4.10 and 4.14, which are being deleted); and

    delete Section 10.14-Repurchase of Notes.

(b) The Form of Supplemental Indenture and all references thereto in the Indenture will be deleted in their entirety.

(c) All definitions set forth in Sections 1.01 and 1.02 of the Indenture that relate to defined terms used solely in covenants or sections deleted hereby will be deleted in their entirety.

(d) Corresponding changes reflecting the amendments to the Indenture set forth in this Section 1 will be deemed to be made in the Notes.

2. Miscellaneous.

(a) Instruments to be Read Together. This Supplemental Indenture is executed as and shall constitute an indenture supplemental to and in implementation of the Indenture, and said Indenture and this Supplemental Indenture shall henceforth be read together.

(b) Confirmation. The Indenture as amended and supplemented by this Supplemental Indenture is in all respects confirmed and preserved.

(c) Terms Defined. Capitalized terms used in this Supplemental Indenture and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.

(d) Trust Indenture Act Controls. If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision that is required to be included in this Supplemental Indenture or the Indenture by the Trust Indenture Act of 1939, as amended, as in force at the date that this Supplemental Indenture is executed, the provisions required by said Act shall control.

(e) Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

(f) Governing Law. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTUE THIS SUPPLEMENTAL INDENTURE.

(g) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

(h) Effectiveness; Termination. The provisions of this Supplemental Indenture will take effect immediately upon its execution by the Trustee in accordance with the provisions of Sections 9.02 and 9.06 of the Indenture; provided that the amendments to the Indenture set forth in Section 1 of this Supplemental Indenture shall become operative as specified in Section 1 hereof. The Company may terminate this Supplemental Indenture upon written notice to the Trustee if the Company terminates its offer to purchase the Notes and consent solicitation upon the terms and subject to the provisions set forth in the Offer to Purchase.

(i) Acceptance by Trustee. The Trustee accepts the amendments to the Indenture effected by this Supplemental Indenture. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture, the Note Guarantees and the Notes relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

(j) Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed, all as of the date first above written.

COMPANY:

MONITRONICS INTERNATIONAL, INC.

By: /s/ Michael R. Meyers

Michael R. Meyers

President and

Chief Financial Officer

GUARANTORS:

MONITRONICS CANADA, INC.

By: /s/ Michael R. Meyers

Michael R. Meyers

Vice President and

Chief Financial Officer

MI SERVICER HC, LLC

By: /s/ Michael R. Meyers

Michael R. Meyers

Manager

MIBU SERVICER INC.

By: /s/ Michael R. Meyers

Michael R. Meyers

President and

Chief Financial Officer

MI SERVICER GP, LLC

By: /s/ Michael R. Meyers

Michael R. Meyers

Manager

MI SERVICER LP, LLC

By: /s/ Michael R. Meyers

Michael R. Meyers

Manager

MONITRONICS SECURITY LP

By: MI Servicer GP, LLC,

its general partner

By: /s/ Michael R. Meyers

Michael R. Meyers

Manager

MI FUNDING HC, LLC

By: /s/ Michael R. Meyers

Michael R. Meyers

Manager

MI FUNDING GP, LLC

By: /s/ Michael R. Meyers

Michael R. Meyers

Manager

MI FUNDING LP, LLC

By: /s/ Michael R. Meyers

Michael R. Meyers

Manager

MONITRONICS FUNDING LP

By: MI Funding GP, LLC,

its general partner

By: /s/ Michael R. Meyers

Michael R. Meyers

Manager

TRUSTEE:

THE BANK OF NEW YORK TRUST COMPANY, N.A.

By: /s/ Alma Marcella Burgess

Name: Alma Marcella Burgess

Title: Assistant Vice President